EX 99.28(g)(1)

MASTER GLOBAL CUSTODY AGREEMENT
BETWEEN
CURIAN SERIES TRUST
AND
JPMORGAN CHASE BANK, N.A.

WORLDWIDE SECURITIES SERVICES
jpmorgan.com

[J.P.Morgan Graphic Omitted]

Table of contents

1.           Intention of the Parties; Definitions
1.1           Intention of the Parties
1.2           Definitions

2.           What the Bank is Required to Do
2.1             Set Up Accounts
2.2             Cash Account
2.3             Segregation of Assets; Nominee Name
2.4             Settlement of Transactions
2.5             Contractual Settlement Date Accounting
2.6             Actual Settlement Date Accounting
2.7             Income Collection (AutoCredit®)
2.8             Miscellaneous Administrative Duties
2.9             Corporate Actions
2.10           Class Action Litigation
2.11           Proxies
2.12           Statements of Account
2.13           Access to Bank's Records
2.14           Maintenance of Financial Assets at Subcustodian Locations
2.15           Tax Relief Services
2.16           Foreign Exchange Transactions
2.17           Notifications

3.           Instructions
3.1           Acting on Instructions; Method of Instruction and Unclear Instructions
3.2           Verification and Security Procedures
3.3           Instructions; Contrary to Law/Market Practice
3.4           Cut-Off Times
3.5           Electronic Access

4.           Fees, Expenses and Other Amounts Owing to the Bank
4.1           Fees and Expenses
4.2           Overdrafts

5.           Subcustodians, Securities Depositories, And Other Agents

5.1           Appointment of Subcustodians; Use of Securities Depositories
5.2           Liability for Subcustodians

6.           ADDITIONAL PROVISIONS RELATING TO CUSTOMER
6.1           Representations of Customer and Bank

7.           WHEN BANK IS LIABLE TO CUSTOMER
7.1           Standard of Care; Liability
7.2           Force Majeure
7.3           Bank  May Consult With Counsel
7.4           Bank Provides Diverse Financial Services and May Generate Profits as a Result
7.5           Assets Held Outside Bank’s Control
7.6           Ancillary services

8.           TAXATION
8.1           Tax Obligations
8.2           Tax Relief Services

9.           TERMINATION
9.1           Termination
9.2           Exit Procedure

10.           MISCELLANEOUS
10.1           Notifications
10.2           Successors and Assigns
10.3           Interpretation
10.4           Entire Agreement
10.5           Information Concerning Deposits at Bank’s London Branch
10.6           Insurance
10.7           Security Holding Disclosure
10.8           USA PATRIOT Act Disclosure
10.9           Governing Law and Jurisdiction
10.10         Severability; Waiver; and Survival
10.11         Confidentiality
10.12         Counterparts
10.13         No Third Party Beneficiaries

SCHEDULE 1 List of Subcustodians and Markets Used by the Bank
SCHEDULE 2 Persons Authorized To Give Instructions
SCHEDULE 3 Authorized Fund Managers/Advisers
SCHEDULE 4 Form of Board Resolution
SCHEDULE 5 Electronic Access
SCHEDULE 6 Transfer Accounts
SCHEDULE 8 J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule

MASTER GLOBAL CUSTODY AGREEMENT

This Agreement, dated March 24, 2011, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION ("Bank"), with a place of business at One Chase Manhattan Plaza, New York, NY 10004; and each entity listed on Schedule A hereto that signs this Agreement or a separate addendum in the form attached to this Agreement on behalf of each of the series listed under its name on Schedule A, severally and not jointly (each such series a separate and distinct "Customer").  This Agreement, when executed by each Customer, shall constitute separate terms and conditions between Bank and each Customer.

1.           INTENTION OF THE PARTIES; DEFINITIONS

1.1           Intention of the Parties

(a)
This Agreement sets out the terms on which Bank will be providing custodial, settlement and other associated services to the Customer.  Bank will be responsible for the performance of only those duties set forth in this Agreement.

(b)
Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features.  The Customer acknowledges that Bank is not providing any legal, tax or investment advice in providing the services under this Agreement and will not be liable for any losses resulting from Country Risk.

1.2           Definitions

As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” as used herein and relating respectively to Bank and to Customer, means an entity controlling, controlled by, or under common control with, Bank or Customer.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate.

“Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgement, order, formal interpretation or ruling issued by a court or governmental entity.

"Authorized Person" means any person who has been designated by written notice from the Customer in the form of Schedules 2 or 3 as the case may be (or by written notice in the form of Appendix A from any agent designated by the Customer, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement.  Such persons will continue to be Authorized Persons until such time as Bank receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Bank Indemnitees” means Bank, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

“Bank’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.
“Business Day” means a day on which the Bank is generally open for business.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” means and includes all non public information concerning the Customer or the Accounts which the Bank receives in the course of providing services under this Agreement.  Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than the Bank’s breach of the terms of this Agreement or information which the Bank obtains on a non confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the beneficial owner of the security, but does not include rights with respect to class action litigation or proxy voting.

 “Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement.  “Financial Asset” does not include cash.

"Instructions" means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which Bank believes in good faith to have been given by an Authorised Person in the manner specified next to their name in the relevant Schedule.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognised in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

“Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means Bank, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” has the meaning set forth in Section 3.2(a).

“Subcustodian” means any of the subcustodians appointed by Bank from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 1) and includes any Affiliated Subcustodian.

“Transfer Agent” means Jackson National Asset Management, LLC or any successor transfer agent appointed by the Customer.

“Transfer Accounts” means the clearing accounts listed on Schedule 6, used  by the Transfer Agent to process certain transactions for the Customer, including, but not limited to, purchases and redemptions for the Customer, so that monies transferring into and out of such clearing accounts can be made as a single net payment or receipt by the Bank.

“Transfer Account Liabilities” means with respect to any Customer that portion of any overdraft, obligation, or other amount owing to the Bank arising under any of the Transfer Accounts that are directly attributable to transactions relating to that Customer, including, but not limited to, purchases and redemptions of shares of the Customer.

“Virus” means: (i) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor.

All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

2.           WHAT THE BANK IS REQUIRED TO DO

2.1           Set Up Accounts

(a)           Bank will establish and maintain the following accounts ("Accounts"):

(i)
one or more Securities Accounts in the name of Customer (or in another name requested by the Customer that is acceptable to Bank) for Financial Assets, which may be held by Bank or its Subcustodian or a Securities Depository for Bank on behalf of the Customer, including as an Entitlement Holder; and

(ii)
one or more accounts in the name of Customer (or in another name requested by the Customer that is acceptable to Bank) ("Cash Account") for any and all cash in any currency received by or on behalf of Bank for the account of Customer.

Notwithstanding paragraph (ii), cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.

(b)	At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

(c)	Bank’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon Bank receiving such of the following documents as Bank may require:

(i)	a certified copy of the Customer's constitutional documents as currently in force;

(ii)	a certified copy of a resolution of the Customer's board of directors or equivalent governing body, substantially in the form set out in Schedule 4;

(iii)	Bank’s standard form fund manager mandate (in the form set out in Appendix A), completed by any persons designated in Schedule 3; and

(iv)	in the case of any Account opened in a name not that of the Customer, documentation with respect to that name similar to that set forth in sub-sections (i) – (iii).

(d)	Bank reserves the right to reverse any transactions that were credited to the Accounts due to mis-postings and shall provide notice to Customer of any such action.

2.2           Cash Account

(a)
Any amount standing to the credit of the Cash Account is a debt due from Bank to Customer as banker.  Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank or at Bank’s London Branch. Any cash so deposited with Bank’s London Branch will be payable exclusively by Bank’s London Branch in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

(b)
Any amounts credited by Bank to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if Bank does not receive final payment in a timely manner. Bank will notify the Customer promptly of any such reversal.

2.3           Segregation of Assets; Nominee Name

(a)	Bank will identify in its books that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

(b)
To the extent permitted by Applicable Law or market practice, Bank will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by Bank on behalf of its customers belong to customers of Bank, such that it is readily apparent that the Financial Assets do not belong to Bank or the Subcustodian.

(c)	Bank is authorized, in its discretion,

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository;

(iii)	to hold Securities in omnibus accounts on a fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with Bank or its Subcustodian; and

(iv)	to register in the name of Customer, Bank, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

2.4           Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, Bank will act in accordance with Instructions with respect to settlement of transactions.  Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs provided that such standards are generally accepted by Institutional Clients. For the avoidance of doubt, such standards shall include practices regarding delivery against receipt or delivery in advance of receipt that may be prevailing in the applicable market for the type of transaction being settled.  Without limiting the generality of the foregoing, unless otherwise directed by Customer, the risk of loss will be Bank’s if it makes delivery before receipt in a market where delivery versus receipt is the prevailing market standard and is generally accepted by Institutional Clients, and the risk of loss will be Customer’s whenever Bank makes delivery when directed by Customer or in accordance with the prevailing market standard generally accepted by Institutional Clients.  In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement and will promptly notify the Customer of such failure.

For purposes of this Section 2.4, “Institutional Clients” means U.S. registered investment companies, U.S.-based commercial banks, insurance companies, pension funds or substantially similar financial institutions.

2.5           Contractual Settlement Date Accounting

(a)
Bank will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where Bank generally offers contractual settlement date accounting.

(i)
Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the transaction where not already delivered.

(ii)
Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the delivery of Financial Assets that are awaiting receipt until Bank or a Subcustodian actually receives them.

Upon request, Bank shall provide the Customer with a list of those markets for which it provides contractual settlement date accounting.  Bank may add markets to or remove markets from this list upon notice to the Customer that is reasonable in the circumstances.  Bank reserves the right upon notice where practicable to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b)
Bank may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction's actual settlement upon notice to the Customer in cases where Bank reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any reasonable costs or liabilities resulting from such reversal except where such reversal was caused by Bank’s negligence in making such reversal.  The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.

2.6           Actual Settlement Date Accounting

With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by Bank.

2.7           Income Collection (AutoCredit®)

(a)	Bank will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify the Customer of such information.

(b)
Bank will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by Bank or any third party (“AutoCredit”) in those markets where Bank customarily provides an AutoCredit service.  Upon request, Bank shall provide the Customer with a list of AutoCredit eligible markets.   Bank may add markets to or remove markets from the list of AutoCredit markets upon notice to the Customer that is reasonable in the circumstances.  Bank may reverse AutoCredit credits upon oral or written notification to the Customer if Bank believes that the corresponding payment will not be received by Bank within a reasonable period or the credit was incorrect.

(c)
In markets where Bank does not provide an AutoCredit service, income on Financial Assets (net of any taxes withheld by Bank or any third party) will be credited only after actual receipt and reconciliation.

(d)
Bank will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and promptly notify the Customer of the late payment.  Upon request Bank will provide Customer’s investment manager with documentation related to any such claim.

2.8           Miscellaneous Administrative Duties

(a)	Until Bank receives Instructions to the contrary, Bank will:

(i)
present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)
In the event that, as a result of holding of Financial Assets in an omnibus account, Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, Bank will credit Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and Customer shall relinquish to Bank its interest in such fractional interests.

(c)
If some, but not all, of an outstanding class of Financial Assets is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner Bank reasonably deems fair and equitable consistent with applicable law.

2.9           Corporate Actions

(a)
Bank will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market.  Bank also will review information obtained from sources to which it subscribes for information concerning such Corporate Actions.  Bank will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to Customer or its Authorized Person.

(b)
Bank will act in accordance with the Customer’s Instructions in relation to such Corporate Actions.  If the Customer fails to provide Bank with timely Instructions with respect to any Corporate Action, neither Bank nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by Bank and the Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

2.10           Class Action Litigation

Any notices received by Bank’s corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to Customer if Bank, using reasonable care and diligence in the circumstances, identifies that Customer was a shareholder and held the relevant Financial Assets in custody with Bank at the relevant time.  Bank’s responsibility with respect to enrolling Customer in an identified securities class action will be governed by a separate Class Action Agreement with Bank.  The services set forth in this Section 2.10 are available only in certain markets, details of which are available from Bank on request.

2.11           Proxies

(a)
Bank will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer (or Customer’s designated proxy voting agent or sub-advisers) of such information, provide proxy materials to the Customer’s designated proxy voting agent or sub-advisers, and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)
The Proxy Voting Service is available only in certain markets, details of which are available from Bank on request.  Provision of the Proxy Voting Service is conditional upon receipt by Bank of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

(c)
The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by Bank on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)
Bank being required to vote all shares held for a particular issue for all of Bank’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, Bank will notify the Customer.

2.12           Statements of Account

(a)
Bank will provide Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. If agreed by the parties, statements of account will be accessed by the Customer on-line. Otherwise, statements will be sent to Customer at times to be mutually agreed by the parties.  Customer will review its statement of account and give Bank written notice of any suspected error or omission within a reasonable time of the date of the relevant suspected error or omission.

(b)
Customer acknowledges that information available to it on-line with respect to intraday transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes.  Bank will not be liable for any loss or damage arising out of the inaccuracy of any such information accessed on-line.  For the avoidance of doubt, Customer may rely on the accuracy of any intraday report to the extent that such report (i) explicitly states it is a final report or (ii) contains historical data that has been posted prior to the current business day.

2.13           Access to Bank's Records

(a)
Bank will allow Customer's auditors and independent registered public accountants, or other designated representatives of Customer as is reasonably acceptable to the Bank, such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs.  Subject to restrictions under the relevant local law, Bank also will obtain an undertaking to permit Customer’s auditors and independent registered public accountants or other designated representatives of Customer as is reasonably acceptable to the Bank, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)
Bank will, upon reasonable written notice, allow Customer reasonable access during normal working hours to the records of Bank relating to the Accounts.  Bank may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available.  The Customer shall reimburse Bank for the cost of copying, collating and researching archived information at a mutually agreed rate.

(c)
The Bank shall keep records relating to the Securities Account and Cash Account and shall maintain such records in accordance with the Bank’s record retention policy (details of which shall be provided to the Customer upon request).

2.14           Maintenance of Financial Assets at Subcustodian Locations

Unless Instructions require another location acceptable to Bank, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held.  Bank reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time.

Bank reserves the right to restrict the services it provides in certain markets that are deemed by Bank to be restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 8. Bank may update Schedule 8 from time to time upon notice to the Customer.

2.15           Tax Relief Services

Bank will provide tax relief services as provided in Section 8.2.

2.16           Foreign Exchange Transactions

To facilitate the administration of Customer's trading and investment activity, Bank may, but will not be obliged to, enter into spot or forward foreign exchange contracts with Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians.  Instructions, including standing Instructions, may be issued with respect to such contracts, but Bank may establish rules or limitations concerning any foreign exchange facility made available.  In all cases where Bank, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

2.17           Notifications

If Customer has agreed to access information concerning the Accounts through Bank’s website, Bank may make any notifications required under this Agreement by posting it on the website.

2.18           Supervision

Except as provided under Section 7.6 of this Agreement, Bank shall supervise the performance by its employees or agents of services provided under this Agreement. Bank shall provide appropriate training for its employees.

3.           INSTRUCTIONS

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)
Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry.  The Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instruction, except where such Liabilities have been caused by Bank’s negligence.

(b)	Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

(c)
Bank shall promptly notify an Authorized Person if Bank reasonably determines that an Instruction does not contain all information reasonably necessary for Bank to carry out the Instruction. Bank will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation.

3.2	Verification and Security Procedures

(a)
Bank and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an instruction and/or by Bank upon the receipt of an instruction, so as to enable Bank to verify that such instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorised Instruction.

(b)	Bank and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c)	Either party may record any of their telephone communications, provided such communications relate to operations and Instruction management.

3.3	Instructions; Contrary to Law/Market Practice

Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4	Cut-Off Times

Bank has established cut-off times for receipt of Instructions, which will be made available to Customer.  If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access

Access by Customer to certain applications or products of Bank via Bank’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 5.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1	Fees and Expenses

Customer will pay Bank for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. The Bank will invoice the Customer for amounts owing to it and such amounts will be payable within thirty (30) days of the invoice.  The Bank will be entitled to deduct amounts owing to it from the Cash Account if the Customer has not objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing).  If the Customer disputes an invoice it shall nevertheless pay, or allow the Bank to deduct, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to Bank’s other rights, the Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as the Bank may reasonably determine.

4.2	Overdrafts

If a debit to any currency in the Cash Account results in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) or refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting.  If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at a rate of, Fed Funds plus 150 BPS or such other rate that has been communicated with Customer for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgement).  No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Account.  The Customer will be promptly notified via electronic notice of an overdraft balance in the Cash Account.

4.3	Bank’s Right Over Securities; Set-off

(a)
Without prejudice to Bank’s rights under Applicable Law, until satisfaction of all undisputed Liabilities (other than unpaid fees to Bank for its services under this Agreement) outstanding from time to time (whether actual or contingent) of Customer under or in connection with this Agreement, Bank shall have, and Customer shall grant to Bank a security interest in and a lien on the Financial Assets held in the Securities Account and Bank shall be entitled without notice to Customer, to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such undisputed  Liabilities.  For this purpose, Bank may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

(b)
Without prejudice to Bank’s rights under Applicable Law, Bank may set off against any amount owing by Customer under this Agreement any amount in any currency standing to the credit of any of Customer’s accounts (whether deposit or otherwise) with any Bank branch or office or with any Affiliate of Bank.  For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

(c)
Customer grants to the Bank a security interest in and a lien on the Financial Assets held in any given Customer’s Securities Account and the cash held in that Customer’s Cash Account to secure the portion of Transfer Account Liabilities with respect to the Customer, and the Bank shall be entitled without prior notice to the Customer (provided that Bank agrees to provide notice to Customer within a commercially reasonable time after any such action is taken), to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Transfer Account Liabilities, provided that Bank hereby agrees, that when commercially reasonable, it shall apply monies credited to the Cash Account in satisfaction of such Transfer Account Liabilities before selling or otherwise realizing any of such Financial Assets in the Securities Account, and provided further, that Customer agrees that Bank may so apply monies credited to the Cash Account.  For the purpose of effecting the foregoing rights, the Bank shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

(d)
The Customer will be solely responsible for ensuring that the Transfer Agent maintains sufficient records and internal controls to monitor and reconcile daily activity with respect to amounts and transactions in the Transfer Accounts that are attributable to each Customer. In particular, the Customer will ensure that the Transfer Agent provides to the Bank, on a daily basis: (1) information as to the amount of cash attributable to each Customer in the Transfer Accounts, (2) information regarding the transactions of each Customer that are processed through the Transfer Accounts, and (3) records to identify and support any Transfer Account Liabilities incurred or created in connection with the transactions processed through the Transfer Accounts that are attributable to each Customer.  The Customer will be responsible for any Transfer Account Liabilities resulting from a failure of the Transfer Agent to provide accurate and timely information to the Bank regarding the Transfer Accounts.

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS

5.1	Appointment of Subcustodians; Use of Securities Depositories

(a)
Bank is authorized under this Agreement to act through and hold Customer's Financial Assets with Subcustodians.  Bank will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians.  In addition, Bank and each Subcustodian may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such Securities Depository.

(b)
Any agreement Bank enters into with a Subcustodian for holding Bank’s customers' assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Bank shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against Customer’s assets. Where a Subcustodian deposits Securities with a Securities Depository, Bank will cause the Subcustodian to identify on its records as belonging to Bank, as agent, the Securities shown on the Subcustodian’s account at such Securities Depository.  Bank shall identify on its records as belonging to Customer the Financial Assets of Customer held by Subcustodian or Securities Depository.  This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

(c)
Bank is not responsible for the selection or monitoring of any Securities Depository, except as provided in the Mutual Fund Rider to this Global Custody Agreement,  and will not be liable for any act or omission by (or the insolvency of) any Securities Depository.  In the event the Customer incurs a loss due to the negligence, willful default, or insolvency of a Securities Depository, Bank will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

Bank shall be liable to Customer for any loss or damage to Customer resulting from Financial Assets held at a Securities Depository if such loss or damage directly resulted from the negligence or willful misconduct of Bank or any of its agents (for the avoidance of doubt, a Securities Depository is not an agent of the Bank) or of any of their employees.

5.2	Liability for Subcustodians

(a)
Subject to Section 7.1(b), Bank shall be liable for the actions or omissions of any Subcustodian to the same extent as if such act or omission was performed by the Bank itself. In the event of any direct Losses suffered or incurred by a Customer caused by or resulting from the actions or omissions of any Subcustodian for which the Bank would otherwise be liable, the Bank shall promptly reimburse such Customer in the amount of any such direct Losses. Bank shall also be liable for direct Losses that result from the insolvency of any Affiliated Subcustodian.  Subject to Section 5.1(a) and Bank’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by Bank in its oversight process, Bank will not be responsible for the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

(b)
Subject to compliance with Rule 17f-5 under the 1940 Act, Bank reserves the right to add, replace or remove Subcustodians.  Bank will give prompt notice of any such action, which will be advance notice if practicable.  Upon request by Customer, Bank will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

6.	ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1	Representations of Customer and Bank

(a)
The Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, and to borrow money (both any short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over Financial Assets as contemplated by Section 4.3, and enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; (iv) it is a resident of the United States and shall promptly notify Bank of any changes in residency and (v) the Financial Assets and cash deposited in the Accounts (other than those Financial Assets and cash held in Accounts (“Control Account Assets”) established pursuant to certain Account Control Agreements among the Customer, Bank and secured parties named therein) are not subject to any encumbrance or security interest whatsoever and Customer undertakes that, so long as Liabilities are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash (other than Control Account Assets).

Bank may rely upon the certification of such other facts as may be required to administer Bank's obligations under this Agreement and Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

(b)
Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) it is qualified as a custodian under Sections 17(f) of the 1940 Act and warrants that it will remain so qualified, and upon ceasing to be so qualified, shall promptly notify the Customer in writing and (iv)it shall act in accordance with Applicable Law.

7.	WHEN BANK IS LIABLE TO CUSTOMER

7.1	Standard of Care; Liability

(a)
Bank will use reasonable care in performing its obligations under this Agreement in accordance with the standards prevailing in the applicable market.  Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)
Bank shall exercise reasonable care, prudence and diligence in carrying out all its duties and obligations under this Agreement, and shall be liable to Customer for any and all direct claims, liabilities, losses, damages, fines, penalties and expenses ("Losses") suffered or incurred by such Customer resulting from the failure of Bank to exercise such reasonable care, prudence and diligence or resulting from Bank's negligence or willful misconduct and to the extent provided in Section 5.2(a).  Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance under this Agreement, or Bank’s role as custodian.

(c)
The Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any Bank Indemnitees in connection with or arising out of (i) Bank's performance under this Agreement, provided the Bank Indemnitees have acted with reasonable care and have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any of Bank Indemnitees’ status as a holder of record of Customer’s Securities; provided that, to the extent practicable, Bank uses reasonable care to provide prompt notice to Customer of the circumstances and all pertinent facts related to the claim for indemnification.  Nevertheless, Customer will not be obligated to indemnify any Bank Indemnitee under the preceding sentence with respect to any Liability for which Bank is liable under Section 5.2 of this Agreement.

Nevertheless, under no circumstances will Customer be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by Bank, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, or Customer’s performance or non-performance under this Agreement.  The Customer and the Bank agree that the obligations of the Customer under this Agreement shall not be binding upon any of the directors/trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the series of the Customer, individually, but are binding only upon the assets and property of the Customer.

(d)
The party seeking indemnification under this Agreement (the “Indemnified Party”) agrees to give prompt notice to the party from whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under this Agreement and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

If Customer acknowledges in writing that Bank is entitled to indemnification, the Customer shall have the option to defend Bank against any claim which may be the subject of this indemnification, and in the event that the Customer so elects, it will so notify Bank, and thereupon Customer shall take over complete defense of the claim. In the event Customer elects to assume the control of the defense of the claim, Bank may participate in such proceeding and retain additional counsel but shall bear all fees and expenses of such retention of such counsel, unless (i) Customer shall have specifically authorized the retention of such counsel, or (ii) if Customer and Bank agree that the retention of such counsel is required as a result of a conflict of interest. In the event Customer assumes control of any proceeding, Customer shall keep Bank notified of the progress of such proceeding and, upon request, consult with Bank and counsel. Customer will, upon request by Bank, either pay in the first instance or reimburse Bank for any expense subject to indemnity hereunder.   Customer shall not settle or compromise any proceeding without the prior written consent of Bank unless (i) such settlement or compromise involves no admission of guilt, wrongdoing, or misconduct by Bank, (ii) such settlement or compromise does not impose any obligations or restrictions on Bank other than obligations to pay money that are subject to indemnity under this Agreement, (iii) such settlement or compromise involves no injunctive or other equitable relief against the Bank and would not otherwise materially and adversely affect (A) the business, financial condition or results of operations of the Bank and (B) the Bank’s method of doing business, and (iv) Customer shall have paid or made arrangements satisfactory to Bank for payment of amounts payable by Bank in connection with such settlement. Bank shall in no case confess any claim or make any compromise in any case which Customer will be asked to indemnify Bank except with the Customer’s prior written consent. Bank shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Customer) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

(e)
Customer agrees that Bank provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions, except to verify that such instruction is authorized in accordance with Section 3.2; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash.

7.2	Force Majeure

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that complies with applicable law and meets reasonable commercial standards for a global custodian.  Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except where such fraud or forgery is attributable to Bank or its employees or agents who provide services hereunder), malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange).

7.3	Bank May Consult With Counsel

Bank will be entitled to rely on, and may act upon the advice of legal counsel in relation to matters of law, regulation or market practice (which may be the legal counsel of Customer), and shall  not be deemed to have been negligent with respect to any action taken or omitted in good faith pursuant to such advice. Bank should notify Customer if relying on professional advisers.

7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result

Customer hereby authorizes Bank to act under this Agreement notwithstanding that: (a) Bank or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that Bank may have a potential conflict of duty or interest, including the fact that Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein. (b) Bank or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer. Bank is not under any duty to disclose any such information unless such information is broadly disclosed to the other custody clients of Bank receiving the same types of services as the Customer.

7.5	Assets Held Outside Bank’s Control

Bank will not be obliged to hold Securities or cash with any person not agreed to by Bank.  Furthermore, Bank will not be obliged to register or record Securities in the name of any person not agreed to by Bank.  If, however, the Customer makes such a request and Bank agrees to the request, the consequences of doing so will be at the Customer’s own risk.  Bank will not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary services

Bank and its Subcustodians may use third parties to provide ancillary services (i.e., services that do not form part of the custody services contained in Article 2 and which include without limitation courier or pricing services).  Whilst Bank will use reasonable care (and procure that its Subcustodians use reasonable care) in the selection and retention of such third parties, it will not be responsible for any errors or omissions made by such third party in providing the relevant services.

8.	TAXATION

8.1	Tax Obligations

(a)
Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer's Accounts.

(b)
Customer will provide to Bank such certifications, documentation, and information as it may reasonably require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information.  Customer undertakes to notify Bank immediately if any information requires updating or correcting.  Bank provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) as a result of any delay by any revenue authority or any other cause beyond Bank’s control.

(c)
If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax.

(d)
Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account provided, however, that Bank will be responsible for any penalty or additions to tax due solely as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services

(a)
Subject to the provisions of this Section, Bank will apply timely and accurately for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities Account that Bank believes may be available.  To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

(b)
The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets in the Account or the payment of income.

(c)
Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered.  Other than as expressly provided in this Section 8.2 Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

9.	TERMINATION

9.1	Term and Termination

(a)
The initial term of this Agreement shall be for a period of two years following the date on which Bank commenced providing services under the Agreement.  Following the initial term, Customer may terminate this Agreement on sixty (60) days' written notice to Bank.  Bank may terminate this Agreement on one hundred and eighty (180) days’ written notice to Customer.

(b)	Notwithstanding Section 9.1(a):

(i)
Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)
Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(iii)
Bank may terminate this Agreement on sixty (60) days’ written notice to Customer in the event that Bank reasonably determines that Customer has ceased to satisfy Bank’s customary credit requirements; and

(iv)
Customer may terminate this Agreement at any time during the initial term on sixty (60) days’ written notice to Bank upon payment of a termination fee.  The termination fee will be an amount equal to the aggregate sum of fees accrued prior to the date of termination but waived based on the fee schedule set forth in Schedule 7, as applied against transactions and activities of the Customer since the date Bank commenced providing services under this Agreement.  If the Agreement is terminated by the Customer pursuant to Section 9.1(b)(i) through (ii), no termination fee will be paid to the Bank.

9.2	Exit Procedure

Customer will provide Bank full details of the persons to whom Bank must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement.  If Customer fails to provide such details in a timely manner, Bank shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to successor custodian, but Bank may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that Bank is unwilling to assume any related credit risk.   Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it).  Customer will reimburse Bank promptly for all out-of-pocket expenses it reasonably incurs in delivering Financial Assets upon termination.  Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10.	MISCELLANEOUS

10.1	Notifications

Notices (other than Instructions) under this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing.  Notice will not be deemed to be given unless it has been received.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding this prohibition, Customer may assign the right to recover losses to its insurer, investment manager or its affiliates that pay for losses sustained by Customer.

10.3	Interpretation

Headings are for convenience only and are not intended to affect interpretation.  References to Sections are to Sections of this Agreement and references to sub-Sections and paragraphs are to sub-Sections of the Sections and paragraphs of the sub-Sections in which they appear.

10.4	Entire Agreement

(a)	The following Rider(s) are incorporated into this Agreement:

___           Cash Trade Execution; and

___           Mutual Fund.

(b)
This Agreement, including the Schedules, Exhibits, and Riders (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written.  Amendments must be in writing and signed by both parties.

10.5	Information Concerning Deposits at Bank’s London Branch

Under U.S. federal law, deposit accounts that Customer maintains in Bank’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation.  In the event of Bank’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.  However, the Financial Services Compensation Scheme (the "FSCS") was created under the Financial Services and Markets Act 2000.  The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank’s London Branch provides services suffering a financial loss as a direct consequence of Bank’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the FSCS.  Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £48,000 and in relation to deposits is £50,000.  A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.

10.6	Insurance

The Customer acknowledges that Bank will not be required to maintain any insurance coverage specifically for the benefit of the Customer.   Bank will, however, provide details of its own general insurance coverage to the Customer on request.

10.7	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

10.8	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new Account with it.  Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank’s identity verification procedures require Bank to obtain information which may be used to confirm Customer's identity including without limitation Customer's name, address and organizational documents (“identifying information”).  Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements.  Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by Bank.

10.9	Governing Law and Jurisdiction

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum.  The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgement) or other legal process, Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.10	Severability; Waiver; and Survival

(a)
If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)
Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.  No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.11	Confidentiality

(a)
Subject to Clause 10.11(b) the Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over the Bank’s business, or with the consent of the Customer.  Bank shall provide Customer with prior written notice where it is the subject of any regulatory request involving Customer’s Confidential Information provided such notice is permitted by Applicable Law.

(b)	The Customer authorizes the Bank to disclose Confidential Information consistent with Applicable Law:

(i)
any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that the Bank believes it is reasonably required in connection with the Bank’s provision of relevant services under this Agreement to the extent that is consistent with the prevailing industry practice;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates, and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement in confidence.

10.12	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.13	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

The Customer	JPMorgan Chase Bank, N.A.

By: /s/ Susan S. Rhee	By: /s/ Paul Larkin
Name: Susan S. Rhee	Name: Paul Larkin
Title: V.P.	Title: Executive Director
Date: March 24, 2011	Date: March 24, 2011
Address: 7601 Technology Way, Denver, CO 80237

Master Global Custody Agreement – JPMCB New York – General – December 2006

ADDENDUM TO MASTER GLOBAL CUSTODY AGREEMENT

The undersigned [___________________________] (“Customer”) incorporated under the laws of [_____________________] with address at [_______________________] hereby requests the securities custody services of JPMorgan Chase Bank, N.A., and Customer, by its signature below, agrees to the terms and conditions of that certain Master Global Custody Agreement, dated [___________________] with JPMorgan Chase Bank, N.A. and certain affiliated companies of the undersigned.

THE CUSTOMER
By:
Name:
Title:
Date:

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:
Date:

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE A

Curian Series Trust
Curian/PIMCO Income Fund
Curian/PIMCO Total Return Fund
Curian/WMC International Equity Fund

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE 1

Agent and Cash Network (WSS Custody)

COUNTRY	SUB-CUSTODIAN	CASH CORRESPONDENT BANK
ARGENTINA	HSBC Bank Argentina S.A. Florida 201, 7th Floor 1005 Buenos Aires ARGENTINA	HSBC Bank Argentina S.A. Buenos Aires
AUSTRALIA	JPMorgan Chase Bank, N.A.** Level 37 AAP Center 259, George Street Sydney NSW 2000 AUSTRALIA	Australia and New Zealand Banking Group Ltd. Melbourne
AUSTRIA	UniCredit Bank Austria AG Julius Tandler Platz - 3 A-1090 Vienna AUSTRIA	J.P. Morgan AG Frankfurt
BAHRAIN	HSBC Bank Middle East Limited 1st Floor, Building No 2505, Road No 2832 Al Seef 428 BAHRAIN	National Bank of Bahrain Manama
BANGLADESH	Standard Chartered Bank 18-20 Motijheel C.A Box 536 Dhaka-1000 BANGLADESH	Standard Chartered Bank Dhaka
BELGIUM	BNP Paribas Securities Services S.A. 489 Avenue Louise 1050 Brussels Belgium	J.P. Morgan AG Frankfurt
BERMUDA	The Bank of Bermuda Limited 6 Front Street Hamilton HMDX BERMUDA	The Bank of Bermuda Limited Hamilton
BOTSWANA	Standard Chartered Bank Botswana Limited 5th Floor, Standard House P.O. Box 496 Queens Road, The Mall Gaborone BOTSWANA	Standard Chartered Bank Botswana Limited Gaborone
BRAZIL	HSBC Bank Brasil S.A. Banco Multiplo Avenida Brigadeiro Faria Lima 3064, 2nd Floor Sao Paulo, SP 01451-000 BRAZIL	HSBC Bank Brasil S.A. Banco Multiplo Sao Paulo
BULGARIA	ING Bank N.V. Sofia Branch 49B Bulgaria Blvd Sofia 1404 BULGARIA	ING Bank N.V. Sofia
CANADA	Canadian Imperial Bank of Commerce Commerce Court West Security Level Toronto, Ontario M5L 1G9 CANADA	Royal Bank of Canada Toronto
	Royal Bank of Canada 155 Wellington Street West, 2nd Floor Toronto Ontario M5V 3L3 CANADA	Royal Bank of Canada Toronto
CHILE	Banco Santander Chile Bandera 140, Piso 4 Santiago CHILE	Banco Santander Chile Santiago
CHINA - SHANGHAI
China B-Shares:

HSBC Bank (China) Company Limited
33/F, HSBC Building, Shanghai ifc
8 Century Avenue, Pudong
Shanghai 200120
THE PEOPLE'S REPUBLIC OF CHINA
China A-Shares: Please refer to your Client Relationship Team
JPMorgan Chase Bank, N.A. New York (USD NOSTRO Accounts for B-Share Market)
CHINA - SHENZHEN
China B-Shares:

HSBC Bank (China) Company Limited
33/F, HSBC Building, Shanghai ifc
8 Century Avenue, Pudong
Shanghai 200120
THE PEOPLE'S REPUBLIC OF CHINA
China A-Shares: Please refer to your Client Relationship Team
JPMorgan Chase Bank, N.A. Hong Kong (HKD NOSTRO Accounts for B-Share Market)
COLOMBIA	Santander Investment Trust Colombia S.A. Calle 12, No. 7-32, Piso 3 Bogota COLOMBIA	Santander Investment Trust Colombia S.A. Bogota
CROATIA	Privredna banka Zagreb d.d. Savska c.28 10000 Zagreb CROATIA	Zagrebacka Banka d.d. Zagreb
CYPRUS	Marfin Popular Bank Public Company Ltd. 154 Limassol Avenue P.O. Box 22032 CY-1598 Nicosia CYPRUS	J.P. Morgan AG Frankfurt
CZECH REPUBLIC	UniCredit Bank Czech Republic a.s. Revolucni 7 110 05 Prague 1 CZECH REPUBLIC	Ceskoslovenska obchodni banka, a.s. Prague
DENMARK	Nordea Bank Danmark A/S Helgeshoj Alle 33 Hoje Taastrup DK-2630 Taastrup DENMARK	Nordea Bank Danmark A/S Copenhagen
EGYPT	Citibank, N.A. 4 Ahmed Pasha Street Garden City Cairo EGYPT	Citibank, N.A. Cairo
ESTONIA	Swedbank AS Liivalaia 8 EE0001 Tallinn ESTONIA	SEB Eesti Uhispank Tallinn
FINLAND	Nordea Bank Finland Plc Aleksis Kiven katu 3-5 FIN-00020 NORDEA Helsinki FINLAND	J.P. Morgan AG Frankfurt
FRANCE	BNP Paribas Securities Services S.A. Les Grands Moulins de Pantin 9, rue du Debarcadere 93500 Pantin FRANCE	J.P. Morgan AG Frankfurt
	Societe Generale 50 Boulevard Haussman 75009 Paris FRANCE	J.P. Morgan AG Frankfurt
GERMANY	Deutsche Bank AG Alfred-Herrhausen-Allee 16-24 D-65760 Eschborn GERMANY	J.P. Morgan AG Frankfurt
	J.P. Morgan AG#** Junghofstrasse 14 60311 Frankfurt am Main GERMANY # For local German custody clients only.	J.P. Morgan AG Frankfurt
GHANA	Standard Chartered Bank Ghana Limited Accra High Street P.O. Box 768 Accra GHANA	Standard Chartered Bank Ghana Limited Accra
GREECE	HSBC Bank plc Messogion 109-111 11526 Athens GREECE	J.P. Morgan AG Frankfurt
HONG KONG	The Hongkong and Shanghai Banking Corporation Limited 5/F, Tower 1, HSBC Centre 1 Sham Mong Road Kowloon HONG KONG	JPMorgan Chase Bank, N.A. Hong Kong (HKD and USD NOSTRO Accounts) The Hongkong and Shanghai Banking Corporation Limited Hong Kong (RMB/CNY NOSTRO Accounts – free receipts only)
HUNGARY	Deutsche Bank Zrt. Hold utca 27 H-1054 Budapest HUNGARY	ING Bank N.V. Budapest
*ICELAND*	Islandsbanki hf. Kirkjusandur 2 IS-155 Reykjavik ICELAND	Islandsbanki hf. Reykjavik
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
INDIA	The Hongkong and Shanghai Banking Corporation Limited 2nd Floor, ‘Shiv” Plot No 139-140B Western Express Highway Sahar Road Junction Vile Parle-E Worli Mumbai 400 057 INDIA	The Hongkong and Shanghai Banking Corporation Limited Mumbai
	JPMorgan Chase Bank, N.A.** 6th Floor, Paradigm ‘B’ Wing Mindspace, Malad (West) Mumbai 400 064 INDIA	JPMorgan Chase Bank, N.A. Mumbai
	Standard Chartered Bank 23-25 Mahatma Ghandi Road Mumbai 400 001 INDIA	Standard Chartered Bank Mumbai
INDONESIA	Deutsche Bank AG Deutsche Bank Building 80 Jl. Inman Bonjol Jakarta 10310 INDONESIA	Deutsche Bank AG Jakarta
IRELAND	JP Morgan Chase Bank, N.A. 125 London Wall London EC2Y 5AJ UNITED KINGDOM	J.P. Morgan AG Frankfurt
ISRAEL	Bank Leumi le-Israel B.M. 35, Yehuda Halevi Street 61000 Tel Aviv ISRAEL	Bank Leumi le-Israel B.M. Tel Aviv
ITALY	BNP Paribas Securities Services S.A. Via Asperto, 5 20123 Milan ITALY	J.P. Morgan AG Frankfurt
JAPAN	Mizuho Corporate Bank, Limited 6-7 Nihonbashi-Kabutocho Chuo-Ku Tokyo 103 JAPAN	JPMorgan Chase Bank, N.A. Tokyo
	The Bank of Tokyo-Mitsubishi UFJ, Limited 3-2 Nihombashi Hongkucho 1-chome Chuo-ku Tokyo 103 JAPAN	JPMorgan Chase Bank, N.A. Tokyo
JORDAN	HSBC Bank Middle East Limited Level 1 Zahran Street, 5th Circle Amman JORDAN	HSBC Bank Middle East Limited Amman
KAZAKHSTAN	SB HSBC Bank Kazakhstan JSC 43 Dostyk Avenue Almaty 050010 KAZAKHSTAN	SB HSBC Bank Kazakhstan JSC Almaty
KENYA	Standard Chartered Bank Kenya Limited Stanbank House Moi Avenue P.O. Box 30003-00100 GPO, Nairobi KENYA	Standard Chartered Bank Kenya Limited Nairobi
KUWAIT	HSBC Bank Middle East Limited Kuwait City, Qibla Area Hamad Al-Saqr Street, Kharafi Tower G/1/2 Floors Safat 13017 KUWAIT	HSBC Bank Middle East Limited Safat
LATVIA	Swedbank AS Balasta dambis 1a Riga, LV-1048 LATVIA	Swedbank AS Riga
LEBANON	HSBC Bank Middle East Limited HSBC Main Building Riad El Solh, P.O. Box 11-1380 1107-2080 Beirut LEBANON	JPMorgan Chase Bank, N.A. New York
*LITHUANIA*	AB SEB Bankas 12 Gedimino pr. LT 2600 Vilnius LITHUANIA	AB SEB Bankas Vilnius (for LTL settlement) J.P. Morgan AG Frankfurt (for EUR settlement)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
LUXEMBOURG	BGL BNP Paribas 50 Avenue J.F. Kennedy L-2951 LUXEMBOURG	J.P. Morgan AG Frankfurt
MALAYSIA	HSBC Bank Malaysia Berhad 2 Leboh Ampang 12th Floor, South Tower 50100 Kuala Lumpur MALAYSIA	HSBC Bank Malaysia Berhad Kuala Lumpur
MALTA	HSBC Bank Malta p.l.c. 233 Republic Street Valletta VLT 05 MALTA	HSBC Bank Malta p.l.c. Valletta
MAURITIUS	The Hongkong and Shanghai Banking Corporation Limited HSBC Centre 18 Cybercity Ebene MAURITIUS	The Hongkong and Shanghai Banking Corporation Limited Port Louis
MEXICO	Banco Nacional de Mexico, S.A. Act. Roberto Medellin No. 800 3er Piso Norte Colonia Santa Fe 01210 Mexico, D.F. MEXICO	Banco Santander, S.A. Mexico, D.F.
MOROCCO	Societe Generale Marocaine de Banques 55 Boulevard Abdelmoumen Casablanca 20100 MOROCCO	Attijariwafa Bank S.A. Casablanca
NAMIBIA	Standard Bank Namibia Limited Mutual Platz Cnr. Stroebel and Post Streets P.O.Box 3327 Windhoek NAMIBIA	The Standard Bank of South Africa Limited Johannesburg
NETHERLANDS	BNP Paribas Securities Services S.A. Herengracht 477 1017 BS Amsterdam NETHERLANDS	J.P. Morgan AG Frankfurt
NEW ZEALAND	National Australia Bank Limited National Nominees Limited Level 2 BNZ Tower 125 Queen Street Auckland NEW ZEALAND	Westpac Banking Corporation Wellington
NIGERIA	Stanbic IBTC Bank Plc Plot 1712 Idejo Street Victoria Island Lagos NIGERIA	The Standard Bank of South Africa Limited Johannesburg
NORWAY	Nordea Bank Norge ASA Essendropsgate 7 PO Box 1166 NO-0107 Oslo NORWAY	Nordea Bank Norge ASA Oslo
OMAN	HSBC Bank Middle East Limited Bait Al Falaj Main Office Ruwi PC 112 OMAN	HSBC Bank Middle East Limited Ruwi
PAKISTAN	Standard Chartered Bank (Pakistan) Limited P.O. Box 4896 Ismail Ibrahim Chundrigar Road Karachi 74000 PAKISTAN	Standard Chartered Bank (Pakistan) Limited Karachi
*PALESTINE*	HSBC Bank Middle East Limited Jaffa Street P.O. Box 2067 Ramallah PALESTINE	HSBC Bank Middle East Limited Amman, Jordan (for JOD settlement) JPMorgan Chase Bank, N.A. New York (for USD settlement)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
PERU	Citibank del Peru S.A. Av. Canaval y Moreryra 480 Piso 4 San Isidro, Lima 27 PERU	Banco de Credito del Peru Lima
PHILIPPINES	The Hongkong and Shanghai Banking Corporation Limited 7/F HSBC Centre 3058 Fifth Avenue West Bonifacio Global City 1634 Taguig City PHILIPPINES	The Hongkong and Shanghai Banking Corporation Limited Taguig City
POLAND	Bank Handlowy w. Warszawie S.A. ul. Senatorska 16 00-923 Warsaw 55 POLAND	BRE Bank S.A. Warsaw
PORTUGAL	BNP Paribas Securities Services S.A. Avenida D.João II, Lote 1.18.01, Bloco B, 7º andar 1998-028 Lisbon PORTUGAL	J.P. Morgan AG Frankfurt
QATAR	HSBC Bank Middle East Limited 2nd Floor, Ali Bin Ali Tower Building 150 (Airport Road) PO Box 57 Doha QATAR	HSBC Bank Middle East Limited Doha
ROMANIA	ING Bank N.V. 13-15 Kiseleff Avenue 011342 Bucharest 1 ROMANIA	ING Bank N.V. Bucharest
*RUSSIA*	J.P. Morgan Bank International** (Limited Liability Company) Building 2/1, 8th floor Paveletskaya Square 113054 Moscow RUSSIA	JPMorgan Chase Bank, N.A. New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
	ING Bank (Eurasia) ZAO (Closed Joint Stock Company) 36 Krasnoproletarskaya ulitsa 127473 Moscow RUSSIA (For MinFins only)	JPMorgan Chase Bank, N.A. New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
SAUDI ARABIA	SABB Securities Limited 3/F HSBC Building Olaya Road, Al-Murooj Disrict Riyadh 11413 SAUDI ARABIA	SABB Securities Limited Riyadh
SERBIA	UniCredit Bank Srbija a.d. Airport City Belgrade Omladinskih Brigada 88 11070 Belgrade SERBIA	UniCredit Bank Srbija a.d. Belgrade
SINGAPORE	DBS Bank Ltd. 180 Clemenceau Avenue #03-01 Haw Par Centre 239922 SINGAPORE	Oversea-Chinese Banking Corporation Singapore
SLOVAK REPUBLIC	UniCredit Bank Slovakia a.s. Sancova 1/A SK-813 33 Bratislava SLOVAK REPUBLIC	J.P. Morgan AG Frankfurt
SLOVENIA	UniCredit Banka Slovenija d.d. Smartinska 140 SI-1000 Ljubljana SLOVENIA	J.P. Morgan AG Frankfurt
SOUTH AFRICA	FirstRand Bank Limited 1 Mezzanine Floor, 3 First Place, Bank City Cnr Simmonds and Jeppe Streets Johannesburg 2001 SOUTH AFRICA	The Standard Bank of South Africa Limited Johannesburg
SOUTH KOREA	Standard Chartered First Bank Korea Limited 100 KongPyung-dong ChongRo-Gu Seoul 110-702 SOUTH KOREA	Standard Chartered First Bank Korea Limited Seoul
SPAIN	Santander Investment, S.A. Ciudad Grupo Santander Avenida de Cantabria, s/n Edificio Ecinar, planta baja Boadilla del Monte 28660 Madrid SPAIN	J.P. Morgan AG Frankfurt
SRI LANKA	The Hongkong and Shanghai Banking Corporation Limited 24 Sir Baron Jayatillaka Mawatha Colombo 1 SRI LANKA	The Hongkong and Shanghai Banking Corporation Limited Colombo
SWEDEN	Nordea Bank AB (publ) Hamngatan 10 SE-105 71 Stockholm SWEDEN	Svenska Handelsbanken Stockholm
SWITZERLAND	UBS AG 45 Bahnhofstrasse 8021 Zurich SWITZERLAND	UBS AG Zurich
TAIWAN	JPMorgan Chase Bank, N.A.** 8th Floor, Cathay Xin Yi Trading Building No. 108, Section 5, Hsin Yi Road Taipei 110 TAIWAN	JPMorgan Chase Bank, N.A. Taipei
THAILAND	Standard Chartered Bank (Thai) Public Company Limited 14th Floor, Zone B Sathorn Nakorn Tower 90 North Sathorn Road Bangrak Silom, Bangrak Bangkok 10500 THAILAND	Standard Chartered Bank (Thai) Public Company Limited Bangkok
TRINIDAD AND TOBAGO	Republic Bank Limited 9-17 Park Street Port of Spain TRINIDAD AND TOBAGO	Republic Bank Limited Port of Spain
TUNISIA	Banque Internationale Arabe de Tunisie, S.A. 70-72 Avenue Habib Bourguiba P.O. Box 520 1080 Tunis Cedex TUNISIA	Banque Internationale Arabe de Tunisie, S.A. Tunis
TURKEY	Citibank A.S. O. Faik Atakan Cad. Inkilap Mah., Yilmaz Plaza, No: 3 Umraniye, 34768 Istanbul TURKEY	JPMorgan Chase Bank, N.A. Istanbul
*UKRAINE*	ING Bank Ukraine 30-A Spaska Street 04070 Kiev UKRAINE	JPMorgan Chase Bank, N.A. New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
UGANDA	Standard Chartered Bank Uganda Limited 5 Speke Road P.O. Box 7111 Kampala UGANDA	Standard Chartered Bank Uganda Limited Kampala
UNITED ARAB EMIRATES - ADX	HSBC Bank Middle East Limited Emaar Square, Level 3, Building No. 5 P.O. Box 502601 Dubai UNITED ARAB EMIRATES	The National Bank of Abu Dhabi Abu Dhabi
UNITED ARAB EMIRATES - DFM	HSBC Bank Middle East Limited Emaar Square, Level 3, Building No. 5 P.O. Box 502601 Dubai UNITED ARAB EMIRATES	The National Bank of Abu Dhabi Abu Dhabi
UNITED ARAB EMIRATES – NASDAQ Dubai	HSBC Bank Middle East Limited Emaar Square, Level 3,Building No. 5 P.O. Box 502601 Dubai UNITED ARAB EMIRATES	JPMorgan Chase Bank, N.A. New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
UNITED KINGDOM	JPMorgan Chase Bank, N.A.** 125 London Wall London EC4Y 5AJ UNITED KINGDOM	JPMorgan Chase Bank, N.A. London
	Deutsche Bank AG The Depository and Clearing Centre Lower Ground Floor 27 Leadenhall Street London EC3A 1AA UNITED KINGDOM	Varies by currency
UNITED STATES	JPMorgan Chase Bank, N.A.** 4 New York Plaza New York, NY 10004 U.S.A.	JPMorgan Chase Bank, N.A. New York
URUGUAY	Banco Itaú Uruguay S.A. Zabala 1463 Montevideo URUGUAY	Banco Itaú Uruguay S.A. Montevideo.
VENEZUELA	Citibank, N.A. Centro Comercial El Recreo Torre Norte, Piso 20 Avda. Casanora, Sabana Grande Caracas 1050 D.C. VENEZUELA	Citibank, N.A. Caracas
VIETNAM	HSBC Bank (Vietnam) Ltd. The Metropolitan, 235 Dong Khoi Street District 1 Ho Chi Minh City VIETNAM	HSBC Bank (Vietnam) Ltd. Ho Chi Minh City
**WAEMU - Benin, Burkina Faso, Ivory Coast, Guinea-Bissau, Mali, Niger, Senegal, Togo**	Société Générale de Banques en Côte d’Ivoire 5 et 7, Avenue J. Anoma - 01 B.P. 1355 Abidjan 01 IVORY COAST	Société Générale de Banques en Côte d’Ivoire Abidjan
**MARKET SUSPENDED. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.**
ZAMBIA	Standard Chartered Bank Zambia Plc Standard Chartered House Cairo Road P.O. Box 32238 Lusaka 10101 ZAMBIA	Standard Chartered Bank Zambia Plc Lusaka
*ZIMBABWE*	Barclays Bank of Zimbabwe Limited Corporate Centre 1st Floor, Eastern Wing Birmingham Road, Cnr. Paisley Road Harare ZIMBABWE	Barclays Bank of Zimbabwe Limited Harare
*RESTRICTED SERVICE ONLY.  PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE 2

Persons Authorized To Give Instructions
Full Name and Official Position	Method of Instruction*	Limitation in Authority**	Telephone Number	Specimen Signature

Signed for and on behalf of the Customer by:
Signature:
Name:
Position:

 * i.e. writing, telephone or facsimile
 ** ** “All”, “No limit” or similar phrases would include authority to issue instructions relating to foreign exchange.

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE 3
Authorized Fund Managers/Advisers

Persons authorized as fund managers will also have to complete an authority in similar form to Schedule 2, but with some additional wording.  A specimen copy is attached as Appendix A.

Full name of Fund Manager/Adviser	Address	Accounts for which authorized*	Limitation in Authority**

Signature:

Name:
Title:

 * If left blank, the Fund Manager is authorized to give instructions on all accounts.
 ** “All” or “No limit” or similar phrases would include authority to issue instructions relating to foreign exchange.

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE 4

Form of Board Resolution

To:           JPMorgan Chase Bank, N.A.

........................... 20...
We hereby certify that the following is a true copy of the minutes of the Board of Directors of .........................................................................................* (the "Company") which was duly called and held on ......................................, 20....... and at which a duly qualified quorum was present throughout and entitled to vote.

1.
There was produced to the meeting a form of Custody Agreement provided by JPMorgan Chase Bank, N.A. ("JPMorgan") for use in connection with the opening of one or more cash and securities accounts and the conduct of such other transactions between the Company and JPMorgan as referred to therein.  The form of Custody Agreement produced had been completed by an officer of the Company, and in particular it was noted that details of the Authorised Persons (as defined therein) and details of persons authorised to give instructions on behalf of the Company had been completed in Schedule 2.  Details of any Fund Managers and Advisers had been completed in Schedule 3.  The indemnities given to JPMorgan in the Custody Agreement were also noted.  The meeting considered the form of the Custody Agreement.

2.
IT WAS RESOLVED that the form of Custody Agreement (together with the Schedule and Appendices), completed in the manner and form produced at the meeting, be and is hereby approved and that ....................................................................................................................** be and he/she is hereby authorised, for and on behalf of the Company, to sign and deliver the same together with such changes and amendments thereto as he/she may in his/her sole discretion think fit.

3.
There was produced to the meeting a form of power of attorney ("power of attorney") to be given by the Company to JPMorgan to enable JPMorgan to provide tax reclaim services as provided for in the Custody Agreement.  The meeting considered the form of the power of attorney and in particular the indemnities contained in it.  IT WAS RESOLVED that that power of attorney be and it is hereby approved and that it be executed under seal in accordance with the Company's constitution.

........................................................................ Director

...................................................................... Secretary

*Name of Company in full.

Master Global Custody Agreement – JPMCB New York – General – December 2006

APPENDIX A

Specimen Fund Manager Mandate

TO:  JPMORGAN CHASE BANK, N.A.
GLOBAL CUSTODY DIVISION

DATE: ____________________

Dear Sirs,

Re: Global Custody for (the "Customer").

We warrant that we have been appointed by the Customer as its fund manager for the account(s) listed below and that we have full authority from the Customer to give instructions in respect of all transactions relating to the account(s).  We agree to indemnify and hold JPMorgan harmless for any losses, costs or liabilities it or its agents incur as a result of any breach of this warranty.

We set out overleaf the names and specimen signatures of those individuals authorised by us to operate accounts and give instructions on behalf of the Customer in respect of the account(s).

JPMorgan may accept and act on any instructions that have been verified in accordance with a Security Procedure, as defined in the Global Custody Agreement between JPMorgan and the Customer, or, if no such Security Procedure is applicable, which JPMorgan believes in good faith to have been given by one of those individuals listed below.

We acknowledge that JPMorgan may record our telephone conversations and agree to ensure that any codes, passwords or similar devices are reasonably safeguarded.

Unless specified otherwise, all persons authorised to give instructions shall be authorised to give instructions in respect of all securities and cash accounts, for foreign exchange, and shall be authorised to give instructions notwithstanding that they may result in an overdraft on any cash account.

Signed for and on behalf of [Name of fund manager]

Signature:

Name:

Position:

Evidence of Authority to sign this Letter is enclosed

Master Global Custody Agreement – JPMCB New York – General – December 2006

ACCOUNT(S) COVERED BY THIS MANDATE:

Full Name and Official Position	Method of Instruction*	Limitation in Authority**	Telephone Number	Specimen Signature

 * i.e. writing, telephone or facsimile
 ** ** “All”, “No limit” or similar phrases would include authority to issue instructions relating to foreign exchange.

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE 5

Electronic Access

1.
The Bank shall permit the Customer and its Authorized Persons to access electronically the applications and products listed on Exhibit 1 to this Agreement (the “Products”).  The Bank reserves the right to modify this Schedule 5 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to the Customer. The Bank shall endeavour to give the Customer reasonable notice of its termination or suspension of access hereunder to any Product, but may do so immediately upon written notice to the Customer if the Bank determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk.

2.
In consideration of the fees paid by the Customer to the Bank and subject to any applicable Software License Addendum in relation to Bank owned or sublicensed Software provided for a particular Application, the Bank grants to the Customer on the terms of this Schedule 5 a non-exclusive license to use the Products and the information and data made available to the Customer through the Products (the “Data”) for the sole use of the Customer.  The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.

3.
The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by the Bank’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”).  If and to the extent that there is a conflict between the Product Terms and this Schedule 5, the provisions of this Schedule 5 shall prevail.

4.
The Customer acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks.  The Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by the Bank.  The Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Customer, and the Bank disclaims all risks related thereto, notwithstanding that the Bank may recommend certain security and/or communication software packages.  All such software must be interoperable with the Bank’s software.  Each of the Customer and the Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

5.
Notwithstanding the other provisions of the Agreement, the Bank shall not be liable for any Liabilities arising out of the use or unavailability of the Bank’s web site or any means provided by the Bank of accessing the Products through the Bank’s web site in the absence of the Bank’s gross negligence or willful misconduct. Bank shall exercise reasonable care in the performance of its duties under this Agreement in preventing such intrusion, mechanical breakdowns or the failure of communication or power supplies.  Bank shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Customer in connection with matters to which this Agreement relates, including losses resulting from the occurrence of any virus, as defined in Section 1.2, except a loss from bad faith, gross negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

6.
The Customer shall not use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.
The Customer shall promptly and accurately designate in writing to the Bank the geographic location of its users from time to time.  The Customer further represents and warrants to the Bank that the Customer shall not access the service from any jurisdiction which the Bank informs the customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws.  Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable the Bank to process the data set out therein for the purposes of providing the Products.

8.
The parties will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”).  The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Customer shall be responsible for the compliance of its Authorized Persons with the terms of this Schedule 5.

Master Global Custody Agreement – JPMCB New York – General – December 2006

EXHIBIT 1

Products

Name of Application	Description
Accounting	Provides access to verified accounting data and net asset values.
Accounting Statements	Enables Customer to download official financial statement reports and associated data files.
ACH Initiation	Provides access to ACH transactions, allowing warehousing for a period in advance of the settlement date, interactive deletions, amount changes or account modifications.
Cash Balances and Transaction Reporting	Allows retrieval of information, review of transaction histories and determines cash flow for accounts with the Bank and other financial institutions worldwide in any currency.
Cash Concentration Reporting	Provides access to cash concentration accounts supported by reports on deposit banks, divisions and locations.
Compliance	Provides compliance reporting according to Customer-defined criteria permitting the identification and resolution of violations to Customer investment guidelines.
Compliance File Upload	Permits third party compliance customers to send their portfolio details to the Bank. Compliance results are delivered via the Compliance reporting application.
Continuous Linked Settlement
Allows users to monitor their continuous linked settlement positions and individual trades via a range of inquiry and reporting functions. Optional continuous linked settlement transaction entry is also available.

Corporate Action Instructions	Provides instruction capability for U.S. and global voluntary corporate actions together with intraday notifications of voluntary corporate action events.
DataXchange	A utility to reformat and translate data to enable integration between Customer systems and the Bank.
eServe	Provides access to funds transfer transaction details, initiation of investigations, receipt of responses and generation of analytical reports at any time.
File Delivery / Messenger	Enables Customer to securely download reports and/or custom data files using SSL encryption. Customer may also utilise the Bank’s Messenger software to schedule automated downloads.
Funds Transfer Initiation	Provides initiation of multi currency payments (through file import, use of free formats or templates) from accounts with the Bank and other financial institutions.
Funds Transfer Reporting	Provides transaction reports for wires initiated through JPMorgan ACCESS as predefined (repetitive) and free-form transfers for accounts with the Bank and other financial institutions.
i-VAULT!	Provides Customer with an electronic archive capability to load, store and retrieve all types of scanned documents, electronic forms, reports and data, regardless of geographical location.
JPMorgan ACCESS Dashboard
Provides Customer with a convenient overview of their securities related business activity, allowing Customer to view key data elements from lower-level business applications in various formats - numeric, text, graph, and tables. Customer also has ability to drill down from the high level summary information directly to detailed reports and other data residing within lower level applications.

Liquidity Reporting and Transaction Services	Provides cash concentration services by facilitating the physical movement of funds from one account (subsidiary account) to another account (concentration account).
Market Intelligence	Provides access to the Bank’s research reports together with global network information, financial news and market quotes.
Performance
Provides flexible access to a security level, multi-currency performance measurement system. Customizable portfolio analytical and reporting capabilities include risk analysis, attribution analysis and “what-if” testing.

Reconciliation	Provides a file comparison tool for comparing Customer records with alternate sources using Customer specified criteria.
Secure eMail	Provides a secure means for Customer to communicate online with Bank personnel.
Security Administration	Enables Customer Security Administrators to manage JPMorgan Access user IDs, passwords and digital signing credentials for Customer employees.
TITAN	Provides direct query access to the core US domestic TITAN Custody System.
Transaction Initiation
Provides secure input and transmission of US domestic and Global Custody Trade Settlement, Cash Settlement, Directed Lending and DTC Affirmation Instructions to Bank for processing. Transactions can be imported (utilizing the DataXchange infrastructure) directly from Customer systems to eliminate data re-keying.

Trustee and Fiduciary Services	Provides a capability for intra-day processing, reporting and enquiry for the Bank’s trustee and depository customers.
Views Portfolio Reporting
Provides Customer portfolio reporting on an intra-day, close-of-business or historical basis.   Customers may choose from standard board-room quality reports, or create and save customized reports to satisfy their unique reporting requirements.

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE 6

Transfer Accounts

Curian Capital LLC for the benefit of Curian Series Trust (Cash Concentration)

Master Global Custody Agreement – JPMCB New York – General – December 2006

SCHEDULE 8

J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule

The following table identifies certain markets that J.P. Morgan has determined to be restricted markets and provides summary information about the nature of the restrictions applicable in each.  J.P. Morgan reserves the right to update this Schedule from time to time upon notice to the Customer.

Market	Restrictions
Iceland
Asset servicing and settlement services J.P. Morgan can provide are subject to change, with or without prior notice.  In particular, but without limitation, J.P. Morgan will not be able to provide a full service in relation to Corporate Actions, proxy voting, income collection and tax reclaims.  J.P. Morgan will notify the Customer in writing from time to time of the details of the services offered in Iceland.
Until further notice from J.P. Morgan, no deposits of Icelandic currency will be held in the Customer’s Account except for the proceeds of sales of Securities issued by companies listed on the Icelandic Stock Exchange (“Icelandic Securities”).
Until further notice from J.P. Morgan, any credit of Icelandic currency to the Customer’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to the Customer except to the extent that the funds are able to be applied at the Customer’s Instruction to the purchase of Icelandic Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s agent bank in Iceland via a foreign exchange transaction (upon Instruction received from the Customer) or other process.  In this regard, the Customer will be entitled to no more than the Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Lithuania
Until further notice from J.P. Morgan, no deposits of Lithuanian currency will be held in the Customer’s account except for any existing balances and future proceeds of sales of Lithuanian Securities or where income and corporate action proceeds are paid in local currency.
Until further notice from J.P. Morgan, any credit of Lithuanian currency to the Customer’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to the Customer except to the extent that the funds are able to be applied at the Customer’s direction to the purchase of Lithuanian Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s agent bank in Lithuania via a foreign exchange transaction (upon Instruction received from the Customer) or other process.  In this regard, the Customer will be entitled to no more than the Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Russia
See the current version of the applicable J.P. Morgan’s Russia briefing memo regarding the registrar company system of recording ownership of equity Securities issued by a Russian issuer (“Russian Equities”).  Registrar companies licensed in Russia to provide share registration services to an issuer of Russian Equities (“Russian Registrar Companies”) are not Securities Depositories or Subcustodians or otherwise agents of J.P. Morgan.
J.P. Morgan provides custody services with respect to Russian Equities only when held through a Russian securities depository in which the Russian subcustodian participates or when the Russian subcustodian has a contract with the applicable Russian Registrar Company.  See the current version of the applicable Russia briefing memo for information concerning these contracts and steps J.P. Morgan currently takes to monitor the performance of Russian Registrar Companies.
J.P. Morgan’s responsibility with respect to the safekeeping of Russian Equities shall be limited to the safekeeping of the relevant extracts of share registration books issued by a Russian Registrar Company in respect of the Russian Equities (“Russian Share Extracts”) and extracts issued by a Russian Securities Depository (“Russian Depository Extracts”).
J.P. Morgan will only transmit funds for the purchase of Russian Equities after receipt of a Russian Depository Extract from the Russian Securities Depository or a Russian Share Extract from the Russian Registrar Company showing the Customer’s interest in the Russian Equities.
Due to unclear standards in the Russian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to Russian Equities.  For clients settling through Russian Registrar Companies, proxy services are available where a contract is in place with the applicable Russian Registrar Company.

Ukraine
See the current version of the applicable J.P. Morgan’s Ukraine briefing memo regarding the registrar company system of recording ownership of equity Securities issued by a Ukrainian issuer (“Ukrainian Equities”).  Registrar companies licensed in Ukraine to provide share registration services to an issuer of Ukrainian Equities (“Ukrainian Registrar Companies”) are not Securities Depositories or Subcustodians or otherwise agents of J.P. Morgan.
J.P. Morgan provides custody services with respect to Ukrainian Equities only when held through a Ukrainian securities depository in which the Ukrainian subcustodian participates or when the Ukrainian subcustodian has a contract with the applicable Ukrainian Registrar Company.  See the current version of the applicable Ukraine briefing memo for information concerning these contracts and steps J.P. Morgan currently takes to monitor the performance of Ukrainian Registrar Companies.
J.P. Morgan’s responsibility with respect to the safekeeping of Ukrainian Equities shall be limited to the safekeeping of the relevant extracts of share registration books issued by a Ukrainian Registrar Company in respect of the Ukrainian Equities (“Ukrainian Share Extracts”) and the extracts issued by a Ukrainian Securities Depository (“Ukrainian Depository Extracts”).
J.P. Morgan will only transmit funds for the purchase of Ukrainian Equities after receipt of a Ukrainian Share Extract from the Ukrainian Registrar Company showing the Customer’s interest in the Ukrainian Equities.
Due to unclear standards in the Ukrainian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to Ukrainian Equities.  For clients settling through Ukrainian Registrar Companies, proxy services are available where a contract is in place with the applicable Ukrainian Registrar Company.

Master Global Custody Agreement – JPMCB New York – General – December 2006